Exhibit 10.10

HUB CYBER SECURITY (ISRAEL) LTD.

THE AMENDED AND RESTATED

2021 ISRAELI EMPLOYEE STOCK OPTION PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

TABLE OF CONTENTS

1.	Name	3

2.	Interpretation	3

3.	Purpose of the Plan	5

4.	Administration of the Plan	5

5.	Designation of Participants	6

6.	Designation of Awards Pursuant to Section 102	7

7.	Trustee	7

8.	Ordinary Shares Reserved for the Plan; Restriction thereon	8

9.	Exercise Price	8

10.	Restricted Share Units	9

11.	Adjustments	10

12.	Term and Exercise of Options	12

13.	Termination of Employment or Hired Services	13

14.	Vesting of Award	14

15.	Continuation of Employment or Hired Services	14

16.	Rights as Shareholder	14

17.	RESERVED	14

18.	Dividends	14

19.	Assignability and Sale of Award	14

20.	Term of the Plan	15

21.	Amendments or Termination	15

22.	Government Regulations	15

23.	Governing Law; Jurisdiction	15

24.	Tax Consequences	15

25.	Non-Exclusivity of the Plan	16

26.	Multiple Agreements	16

1.	Name

This Plan, as amended from time to time, shall be known as the HUB Cyber Security (Israel) Ltd. 2021 Share Option Plan (the "Plan").

2.	Interpretation

The following terms as used in the Plan shall have the respective meanings set forth below:2.1.      "Affiliate" means any affiliate of the Company, which is an "employing company" within the meaning of Section 102(a) of the Ordinance.

2.2.	"Approved 102 Award" means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

2.3.	“Award” means Options, Restricted Share Unit, Share Purchase Right or other equity-based awards under the Plan including any Additional Rights thereunder.

2.4.	"Board" means the Board of Directors of the Company.

2.5.	"Capital Gain Award (CGA)" as defined in Section 6.4 below.

2.6.	"Cause" means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Participant's direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Participant's fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.7.	"Committee" means any committee of the Board to which the Board has delegated the responsibility of administering the Plan.

2.8.	"Company" means HUB Cyber Security (Israel) Ltd., an Israeli company.

2.9.	"Companies Law" means the Companies Law 5759-1999, and any regulations, rules, orders of procedures promulgated thereunder as in effect from time to time.

2.10.	"Controlling Shareholder" shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.11.	"Date of Grant" means the later of: (i) the date of grant of an Award as specified in the Award Agreement between the Company and the Participant; and (ii) the date on which the grant of the Award has been approved by the Board or, if applicable, the Shareholders of the Company.

2.12.	"Employee" means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

2.13.	"Exercise Price" means the price for each Ordinary Share subject to an Award, as applicable.

2.14.	"Expiration Date" means the date upon which an Award shall expire, as set forth in Section 12.3 of this Plan.

2.15.	"Fair Market Value" means as of any date, the value of an Ordinary Share determined as follows:

(i)            If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Ordinary Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section I 02(b)(3) of the Ordinance, if at the Date of Grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of an Ordinary Share at the Date of Grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case maybe;

(ii)            If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Ordinary Shares on the last market trading day prior to the day of determination, or;

(iii)            In the absence of an established market for the Ordinary Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.16.	"IPO" means the initial public offering of the Company's shares.

2.17.	"ITA" means the Israeli Tax Authorities.

2.18.	"Non-Employee" means a consultant, adviser, service provider, Controlling Shareholder or any other person, in each case who is a natural person and who is eligible to be issued Shares in an issuance that is registered on Form S-8 under the United States Securities Act of the 1933 who is not an Employee.

2.19.	"Ordinary Income Award (OIA)" as defined in Section 6.5 below.

2.20.	"Option" means an option to purchase Ordinary Shares out of the Pool granted pursuant to the terms of this Plan.

2.21.	"102 Award" means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.22.	"3(i) Award" means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is Non-Employee.

2.23.	"Participant" means an individual or entity to whom an Award has been granted, as applicable.

2.24.	"Award Agreement" means the agreement by and between the Company and a Participant that sets out the terms and conditions of an Award.

2.25.	"Pool" means the aggregate number of Ordinary Shares issuable pursuant to the Plan as set forth in Section 8.1 below.

2.26.	"Ordinance" means the Israeli Income Tax Ordinance [New Version], 1961 as now in effect or as hereafter amended and any regulations, rules, orders of procedures promulgated thereunder, as amended from time to time.

2.27.	"Ordinary Shares" means Ordinary Shares par value of NIS 0.01 each of the Company.

2.28.	“Restricted Share Unit” means an Award entitling a Participant to receive Shares under this Plan that is subject to the terms and conditions of Section 10 herein.

2.29.	"Section 102" means Section 102 of the Ordinance.

2.30.	"Section 3(i)" means Section 3(i) of the Ordinance.

2.31.	"Share Purchase Right" means the Company’s offer to some or all Employees the right to purchase Ordinary Shares of the Company and to pay for such Ordinary Shares through (i) deductions from their salaries or other remuneration, (ii) a cash payment to the Company or (iii) by a combination of salary deductions and cash payments.

2.32.	"Successor Company" means any entity which the Company is merged with and into or is acquired by, in which the Company is not the surviving entity.

2.33.	“Transaction" means (i) a merger, acquisition, reorganization, amalgamation or consolidation of the Company with one or more other entities in which the Company is not the surviving entity; or (ii) a sale of all or substantially all of the assets of the Company.

2.34.	"Trustee" means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.35.	"Unapproved 102 Award" means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.36.	"Vested Award" means any Award, which has already been vested according to the Vesting Dates.

2.37.	"Vesting Dates" means, as determined by the Board or by the Committee, the date as of which the Participant shall be entitled to exercise the Options or part of the Options, or the Share Purchase Right, or shall be entitled to Ordinary Shares under the terms if the Restricted Share Unit, as set forth in section 12.2 of this Plan.

3.	Purpose of the Plan

The Plan is intended as an incentive to retain, in the employ of the Company and its Affiliates, persons of training, experience and ability, to attract new employees, directors, consultants, service providers and any other entity whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company.

4.	Administration of the Plan

4.1.	The Board shall have the power to administer the Plan either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company's Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason.

4.2.	The Committee shall have full power and authority to recommend to the Board and the Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of respective Award Agreements (which need not be identical) including, but not limited to the number of Awards to be granted to each Participant, the number of Ordinary Shares to be covered by each Award, provisions concerning the time or times when, and the extent to which, the Award may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) cancel or suspend awards, as necessary; (iv) determine the Fair Market Value of the Ordinary Shares covered by each Award; (v) make an election as to the type of the Approved 102 Award; (vi) designate the type of Awards; (vii) alter any restrictions and conditions of any Awards or Ordinary Shares subject to any Awards; (viii) determine the Exercise Price of the Option or Share Purchase Right; (ix) prescribe, amend and rescind rules and regulations relating to the Plan; (x) accelerate the right of a Participant to exercise, in whole or in part, any previously granted Award, if applicable; (xi) interpret the provisions and supervise the administration of the Plan; and (xii) determine any other matter which is necessary or desirable for, or incidental to administration of the Plan. The Board and the Committee shall exercise all of their power and authority under all of the provisions of this Plan in good faith;

4.3.	Reserved

4.4.	Subject to the Company's Articles of Association, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members pursuant to any restrictions or requirements set in the Companies Law and any other applicable law. Any decision reduced to writing shall be executed in accordance with the provisions of the Company's Articles of Association.

4.5.	The interpretation and construction by the Committee of any provision of the Plan or of any Award Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4.6.	Subject to the Company's Articles of Association and the Company's decision and to the extent permitted by applicable law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

5.	Designation of Participants

5.1.	The persons eligible for participation in the Plan as Participants shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; (ii) Non-Employees may only be granted 3(i) Awards; and (iii) Controlling Shareholders may only be granted 3(i) Awards.

5.2.	The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify the Participant from participating in, any other grant of Award pursuant to the Plan or any other equity incentive plan of the Company or any of its Affiliates.

5.3.	Anything in the Plan to the contrary notwithstanding, all grants of Awards to Office Holders, as such term is defined in the Companies Law, shall be authorized and implemented only in accordance with the provisions of the Company's Articles of Association and the Companies Law or any successor act or regulation, as in effect from time to time.

6.	Designation of Awards Pursuant to Section 102

6.1.	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

6.2.	The grant of Approved 102 Awards shall be made under this Plan adopted by the Board as described in Section 20 below, and shall be conditioned upon the lapse of 30 days following filing of this Plan with the ITA.

6.3.	Approved 102 Award may either be classified as Capital Gain Award ("CGA") or Ordinary Income Award ("OIA").

6.4.	Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGA.

6.5.	Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIA.

6.6.	The Company's election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the "Election"), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

6.7.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 7 below.

6.8.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.9.	With regards to Approved 102 Awards, the provisions of the Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer's permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Award Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Award Agreement, shall be considered binding upon the Company and the Participants.

7.	Trustee

7.1.	Approved 102 Awards granted under the Plan and any Ordinary Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights under the Plan, including without limitation bonus shares, shall be issued to the Trustee and held for the benefit of the Participants for a period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the "Holding Period"). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

7.2.	Anything to the contrary notwithstanding, the Trustee shall not release any Approved 102 Awards or Ordinary Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment by the Participant of its tax liabilities arising from grant of Approved 102 Awards or issuance of any Ordinary Shares allocated or issued upon exercise of such Awards.

7.3.	With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

7.4.	Upon receipt of Approved 102 Award, the Participant shall sign an undertaking to exempt the Trustee from any liability in respect of any action or decision taken and executed in good faith in relation with the Plan, or any Approved 102 Award or Ordinary Share granted to him thereunder.

8.	Ordinary Shares Reserved for the Plan; Restriction thereon

8.1.	Subject to adjustments as set forth in Section 10 below, the Board shall reserve from time to time such number of Ordinary Shares required to meet the Company's needs for allocation under this Plan (the " Pool") and for the purposes of any other equity incentive plans which may be adopted by the Company in the future. The Pool shall initially consist of 15,000,000 Shares and the Pool shall be subject to an annual automatic increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2032, equal to the lesser of (A) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board. The Pool shall be reserved for such purpose in the authorized share capital of the Company and such Ordinary Shares out of the Pool may only be issued upon the terms hereof. Any of such Ordinary Shares out of the Pool which may remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan. Should any Award expire or be canceled for any reason prior to its exercise or relinquishment in full, the Ordinary Shares subject to such Award may again be subjected to an Award under the Plan.

8.2.	Each Award granted pursuant to the Plan, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Board or the Committee shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Ordinary Shares to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), if applicable, the Vesting Dates, the Exercise Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Plan.

9.	Exercise Price

9.1.	The Exercise Price of each Ordinary Share subject to an Option or Share Purchase Right shall be determined by the Board in its sole and absolute discretion in accordance with applicable law. The Board in its sole discretion may set a different Exercise Price considering Participant's seniority, position at the Company and/or any other relevant parameters.

9.2.	The Exercise Price shall be payable upon the exercise of the Option or Share Purchase Right, as applicable, in a form satisfactory to the Board, by cash, check, cash less or Net Exercise (as defined below). The Committee and/or the Board shall have the authority to postpone the date of payment on such terms as it may determine.

9.3.	The Exercise Price shall be denominated in the currency of the primary economic environment of, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid) as determined by the Company.

9.4.	Net Exercise. The Board may determine that instead of issuing one Ordinary Share as a result of the exercise of each one Option or Share Purchase Right, all Options and Share Purchase Rights shall be exercised using the following method (the "Net Exercise"):

9.4.1.	The Company shall issue to the Participant (or to the Trustee, as applicable) a number of Ordinary Shares having an aggregate Fair Market Value equal to the Benefit Amount (as defined below) (the "Net Exercise Shares");

For the purposes of this Section The "Benefit Amount" shall mean the difference between:

(A)	the product of (i) the Market Value and (ii) the number of Ordinary Shares subject to the Options or Share Purchase Rights for which an Exercise Notice has been delivered to the Company; and

(B)	the product of (i) the Exercise Price and (ii) the number of Ordinary Shares subject to the Options or Share Purchase Rights for which an Exercise Notice has been delivered to the Company.

9.4.2.	The Participant shall not be required to pay to the Company any sum with respect to the exercise of such Options or Share Purchase Rights, other than a sum equal to the aggregate nominal value of the Net Exercise Shares (the "Nominal Value Sum"). However, the Company shall have the full authority in its discretion to determine at any time that the Nominal Value Sum shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable law regarding issuance of Ordinary Shares for consideration that is lower than the nominal value of such Shares.

9.4.3.	No fractional shares will be issued to the Participant and the number of shares granted to the Participant under this Option Plan shall be rounded off (upward or downward) to the nearest whole number.

10.	Restricted Share Units.

10.1.	Eligibility. Restricted Share Units may be granted to all Participants at any time and from time to time as determined by the Board, either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible Participants to whom, and the time or times at which, grants of Restricted Share Units will be made, the number of Restricted Share Units to be awarded, the number of Shares subject to the Restricted Share Units, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards as shall be set forth in the Award Agreement. The Administrator may condition the grant or vesting of Restricted Share Units upon the attainment of specified performance targets or such other factors as the Administrator may determine, in its sole discretion.

10.2.	Vesting of Restricted Share Units. Shares shall be issued to or for the benefit of Participant promptly following each vesting date determined by the Board, provided that Participant is still engaged with the Company on the applicable vesting date. After each such vesting date the Company shall promptly cause to be issued for the benefit of Participant Shares with respect to Restricted Share Units that became vested on such vesting date. It is clarified that no Shares shall be issued pursuant to the Restricted Share Units to Participant until the vesting criteria determined by the Board is met.

10.3.	Terms. Prior to the actual issuance of any Shares, each Restricted Share Unit will represent an unfunded and unsecured obligation of the Company, payable only from the general assets of the Company.

10.4.	Rights as Shareholder. A Participant holding Restricted Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the vesting of any part of the Restricted Share Units unless and until such Shares shall have been issued by the Company to such Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, unless otherwise provided herein.

11.	Adjustments

Upon the occurrence of any of the following described events, the Participant's rights to purchase Ordinary Shares under the Plan shall be adjusted as hereafter provided:

11.1.	In the event of Transaction while unexercised Options or Share Purchase Right or unvested Restricted Share Units are outstanding under the Plan, all of the Ordinary Shares subject to the unexercised portions of such outstanding Options, Share Purchase Rights or Restricted Share Unites shall be replaced or substituted by an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in respect of the Transaction, and appropriate adjustments shall be made in the Exercise Price per share to reflect such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the Vesting Dates, all as will be determined by the Board, the determination of which shall be final and conclusive.

11.2.	However, subject to any applicable law, in the event that the Successor Company does not agree to assume or substitute the award as aforesaid, the Board or the Committee shall have full power and authority to determine that in certain Award Agreements the Vesting Dates shall be accelerated so that any unexercisable or unvested portion of the outstanding Award or any portion thereof shall be immediately exercisable and vested in full as of the date that is ten (10) days prior to the date of the Transaction.

11.3.	For the purposes of section 11.1 above, an Award shall be considered assumed or substituted if, following the Transaction, the Award confers the right to purchase or receive, for each Ordinary Share underlying an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that the Committee may determine, in its discretion: (i) that the consideration to be received upon the exercise or vesting of Award to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Ordinary Share consideration received by holders of a majority of the outstanding shares in the Transaction; or (ii) that in lieu of the replacement or substitution of Award for similar award or shares of the Successor Company or its parent or subsidiary, such Award will be substituted for any other type of asset or property including cash which is fair under the circumstances.

11.4.	If the Company is voluntarily liquidated or dissolved while unexercised Options or Share Purchase Rights remain outstanding under the Plan, then the Company shall immediately notify all unexercised Option or Share Purchase Right holders of such liquidation, and the Option or Share Purchase Right holders shall then have ten (10) days to exercise any unexercised Vested Option or Vested Share Purchase Right held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options and Share Purchase Right will terminate immediately.

11.5.	If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Ordinary Shares subject to this Plan or subject to any Award therefore granted, and the Exercise Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Ordinary Shares without changing the aggregate Exercise Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock. Upon happening of any of the foregoing, the class and Pool pursuant to the Plan (as set forth in section 8 hereof), in respect of which Award have not yet been exercised or vested, shall be appropriately adjusted, all as will be determined by the Board, the determination of which shall be final and conclusive.

11.6.	Anything herein to the contrary notwithstanding, if prior to the completion of an IPO all or substantially all of the shares of the Company are to be sold, or upon a Transaction, the shares of the Company, or any class thereof, are to be exchanged for securities of another company, then each Participant shall be obliged to sell or exchange, as the case may be, the Ordinary Shares such Participant purchased under the Plan, in accordance with the instructions that shall be determined by the Board, the determination of which shall be final and conclusive.

11.7.	As promptly as practicable following the Company's IPO, if in the United States, the Company shall use reasonable commercial efforts to register the Ordinary Shares on a Form S-8 or similar registration statement, to the extent required to allow the sale of such Ordinary Shares under applicable securities laws.

11.8.	The Participant acknowledges that in the event that the Company's shares shall be registered for trading in any public market, Participant's rights to sell the Ordinary Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

12.	Term and Exercise of Options

12.1.	Options shall be exercised by the Participant by giving written notice to the Company and/or to any third party designated by the Company (the "Representative"), in such form and method as may be determined by the Company and the Trustee and when applicable, conforming to Section 102 (the "Exercise Notice"), which exercise shall be effective upon receipt of such Exercise Notice by the Company and/or the Representative at its principal office and the full payment by the Participant of the Exercise Price and the Participant's tax liabilities arising from the number of Options being exercised. The Exercise Notice shall specify the number of Ordinary Shares with respect to which the Option is being exercised.

12.2.	Exercise of a Share Purchase Right may be subject to the Participant’s execution of one or more consents to the Company, tax authorities, a public stock exchange or other third parties relating to deductions of salary, market hold-backs or other issues, as may be prescribed by the Board of Directors from time to time pursuant to the applicable Award Agreement. Payment for Ordinary Shares purchased under a Share Purchase Right may be affected in (i) cash, or (ii) by check payable to the order of the Company, (iii) through periodic deductions from the Participant’s salary or other remuneration, (iv) if the Ordinary Shares are listed for trading on any securities exchange or over-the-counter market, and if the Board of Directors of the Company so determines, all or part of the payment for exercise of a Share Purchase Right and any withholding taxes upon the exercise thereof may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell shares and to deliver all or part of the sales proceeds to the Company or the Trustee, or (v) if the Ordinary Shares are listed for trading on any securities exchange or over-the-counter market, and if the Board so determines, all or part of the exercise price of a Share Purchase Right and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Ordinary Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company, (vi) if the exercise is part of or concurrent with the consummation of a Transaction wherein the primary consideration received from the acquiring party in such transaction is received by the Company in cash or marketable securities, then with the approval of the Board, in lieu of paying the exercise price for the Share Purchase Price being exercised, the Participant holding such Share Purchase Price may by written notice to the Board of Directors of the Company exercise the Share Purchase Price on a Net Exercise basis in accordance with Section 9.4 above, or (vii) such Transaction such other method of payment acceptable to the Company as determined by the Board of Directors of the Company, and shall be accompanied by a notice stating the number of Shares being paid for thereby. The Net Exercise process described above may be subject to special permission from the Israel Tax Authority.

12.3.	The Options or Share Purchase Right granted under this Option Plan shall vest in accordance with the Vesting Dates as determined by the Board at its sole discretion and set forth in the respective Award Agreements pursuant to which the Options are granted.

12.4.	Options and Share Purchase Rights, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Award Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 13.3 below.

12.5.	The Options or Share Purchase Right may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Options or Share Purchase Right become vested and exercisable, prior to the Expiration Date, and provided that subject to the provisions of Section 13 below, the Participant is employed by or providing services to the Company or any of its Affiliates at all times during the period commencing upon the Date of Grant and ending upon the date of exercise.

13.	Termination of Employment or Hired Services

13.1.	Subject to the provisions of section 13.3 below, in the event of termination of Participant's employment or services, with the Company or any of its Affiliates, all Awards granted to such Participant will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Participant's Award shall not vest and shall not become exercisable.

13.2.	A Participant whose employment or service was terminated for Cause shall, at the discretion of the Company, lose any right that such Participant may have had with respect to Awards that were granted to such Participant (including vested Options which at the date of termination were not yet exercised), and such Awards will immediately expire.

13.3.	Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Participant's Award Agreement, an Option or Share Purchase Right may be exercised after the date of termination of Participant's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options or Share Purchase Right at the time of such termination according to the Vesting Dates, if:

(i)     termination is without Cause, in which event an Option or Share Purchase Right already vested at the time of such termination according to the Vesting Dates may be exercised by the Participant within ninety (90) days after the date of termination of the Participant's employment or service with the Company or any Affiliate of the Company (the "Exercise Period");

(ii)    termination is the result of death or disability of the Participant, in which event any Vested Option or Share Purchase Right still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iii)   prior to the date of such termination, the Board or the Committee shall authorize an extension of the terms of all or part of the Vested Options or Share Purchase Right beyond the date of such termination for a period not to exceed the period during which the Options or Share Purchase Right by their terms would otherwise have been exercisable.

A Participant who does not exercise the Vested Options or Share Purchase Right during the Exercise Period shall lose any right that such Participant may have had to the Options or Share Purchase Right, and such Options or Share Purchase Right shall immediately expire.

13.4.	With respect to Unapproved 102 Option, if the Participant ceases to be employed by the Company or any Affiliate, and wishes to continue and hold the Options or Share Purchase Right granted to him, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section I02 and the rules, regulations or orders promulgated thereunder.

14.	Vesting of Award

14.1.	Subject to the provisions of the Plan, each Award shall vest following the Vesting Dates and for the number of Ordinary Shares as shall be provided in the Award Agreement. However, no Option or Share Purchase Right shall be exercisable after the Expiration Date.

14.2.	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee and/or the Board may deem appropriate. The vesting provisions of individual Options may vary.

15.	Continuation of Employment or Hired Services

Neither the Plan nor the Award Agreement with the Participant shall impose any obligation on the Company or any Affiliate thereof to have any such Participant continue in the Company's employ or service, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or such Affiliate thereof to terminate such employment or service at any time.

16.	Rights as Shareholder

The Participant shall not have any of the rights or privileges of shareholders of the Company in respect of any Ordinary Shares purchasable upon the exercise of any part of an Award unless and until the exercise of such Option or Share Purchase Right or the vesting of Restriction Share Units in accordance of the provisions of this Plan and the registration of the Participant or the Trustee on the Participant’s behalf as a holder of such Ordinary Shares in the Company’s register of shareholders, but in case of Award and Ordinary Shares held by the Trustee, subject to the provisions of Section 7 of the Plan.

17.	RESERVED

18.	Dividends

With respect to all Ordinary Shares (in contrary to unexercised Options or Share Purchase Right or unvested Restricted Share Units) issued upon the exercise of Options or a Share Purchase Right or vesting of Restricted Share Units, and held by the Participant or by the Trustee, as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such Ordinary Shares, subject to the provisions of the Company's Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

19.	Assignability and Sale of Award

19.1.	No Award, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase Ordinary Shares hereunder shall be exercisable only by the Participant.

19.2.	As long as the Award and/or the Ordinary Shares are held by the Trustee in favor of the Participant, then all rights the latter possesses over the Ordinary Shares shall be personal, and shall not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

20.	Term of the Plan

The Plan shall be effective as of the date it was approved by the Board and shall terminate on the tenth anniversary from such day of approval.

21.	Amendments or Termination

The Board may, at any time and from time to time, and when applicable subject to the written consent of the Trustee, amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of the Participant therefore granted, without his or her consent. Termination of the Plan shall not affect the Board's or the Committee's ability to exercise the powers granted to it hereunder with respect to Award granted under the Plan prior to the date of such termination.

22.	Government Regulations

The Plan, and the granting and exercise of Options, a Share Purchase Right or a Restricted Share Unit hereunder, and the obligation of the Company to sell and deliver the Ordinary Shares under such Award, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Participant, including the registration of the Ordinary Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Unless specifically set forth in this Plan nothing herein shall be deemed to require the Company to register the Ordinary Shares under the securities laws of any jurisdiction.

23.	Governing Law; Jurisdiction

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

24.	Tax Consequences

24.1.	Any tax consequences arising from the grant, exercise or vesting of any Award, as applicable, from the payment for Ordinary Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes as required in accordance with applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates/or and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

24.2.	The Company and the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

25.	Non-Exclusivity of the Plan

The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of Awards to Participants of the Company under their employment agreements, and not in the framework of any previous equity incentive plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

26.	Multiple Agreements

The terms of each Award may differ from other Award granted under the Plan at the same time, or at any other time. The grant of an Awards hereunder shall neither entitle the Participant to participate nor disqualify him from participating in, any other grant of Awards pursuant to this Plan or any other equity incentive plan of the Company or any of its Affiliates, in addition to, or in substitution for, one or more Award previously granted to that Participant.

2021 HUB CYBER SECURITY (ISRAEL) LTD. ISRAELI

EMPLOYEE STOCK OPTION.

U.S. Appendix

First Amendment As Of [DATE]

1.	Special Provisions for U.S. Taxpayers

1.1.            This Appendix (the “Appendix”) to the HUB Cyber Security (Israel) Ltf. Israeli Employee Stock Option Plan (the “Plan”) was approved by the Board and by the Shareholders of HUB Cyber Security (Israel) Ltd., as the successor in interest to A.L.D. Advanced Logistics Developments Ltd., a company existing under the laws of Israel with Israel ID#511029373 (the “Company”) on _______.

1.2.            This Appendix applies with respect to Awards granted under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to Awards and Ordinary Shares that may be granted or issued under the Plan from time to time, in compliance with the securities and other Applicable Laws currently in force in either the United States or in Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix complies with, and is subject to, the Code.

1.3.            The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern with respect to grant to U.S. Participants.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“Applicable Law” means any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Company’s shares are then traded or listed.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Disability” means total and permanent disability of a person within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“U.S. Fair Market Value” means, as of any date, the value of an Ordinary Share, determined as follows:

(i)     If the Ordinary Shares are admitted to trading on any established stock exchange or a national market system, including without limitation the Tel Aviv Stock Exchange, Nasdaq National Market or the Nasdaq Small Cap Market of the Nasdaq Stock Market, the U.S. Fair Market Value shall be the closing sale price of an Ordinary Share on the principal exchange on which Ordinary Shares are then trading (or as reported on any composite index which includes such principal exchange), on the trading day immediately preceding such date, or if Ordinary Shares were not traded on such date, then on the next preceding date of which a trade occurred, as reported in a source as the Committee deems reliable;

(ii)    If the Ordinary Shares are not traded on an exchange, but are admitted to quotation on the Nasdaq or other comparable quotation system, the U.S. Fair Market Value shall be the mean between closing representative bid and asked prices for the Ordinary Shares on the trading day immediately preceding such date or, if no bid and ask prices were reported on such date, then on the last date preceding such date on which both bid and ask prices were reported, all as reported by Nasdaq or such other comparable quotation system; or

(iii)   If the Ordinary Shares are not publicly traded on an exchange and not quoted on Nasdaq or a comparable quotation system, the U.S. Fair Market Value shall be determined in good faith by the Committee in accordance with (among other things) the provisions of Applicable Law.

“Incentive Stock Option” means an Option which is designated in the applicable Option Agreement as an Incentive Stock Option and is intended to and qualifies as an Incentive Stock Option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Insider” means an officer or a director of the Company or any other person whose transactions in Ordinary Shares are subject to Section 16 of the Exchange Act.

“Non-statutory Stock Option” means, with respect to any Participant under this Appendix, an Option that is not intended to qualify as an Incentive Stock Option or that does not qualify as an Incentive Stock Option.

“Parent” means any company that is a “parent corporation” of the Company at any time, as defined in Section 424(e) of the Code.

“Participant” means a recipient of an Award hereunder who executes an Award Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Section 409A” shall mean Section 409A of the Code, as amended, and the regulations and other guidance promulgated thereunder.

“Subsidiary” means any company, which now exists or is hereafter organized or acquired by the Company that is a “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

“Ten Percent Shareholder” shall mean an individual who, at the time an Award is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Parent or its Subsidiaries.

“U.S. Employee” means any Participant who is a U.S. resident or otherwise subject to the provisions of this Appendix, employed by the Company or any Parent or Subsidiary of the Company as determined under the rules contained in Code Section 3401. Neither service as a director nor payment of a director’s fee by the Company shall be sufficient by itself to constitute “employment” by the Company.

3.	Eligibility; Reserve of Shares

3.1.            Awards of Options that are intended to qualify as Incentive Stock Options may be granted only to persons who are U.S. Employees and may not be granted to directors or to consultants or service providers who are not U.S. Employees. In the event of a Participant ceasing to be a U.S. Employee, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

3.2.            Subject to Section 11 of the Plan, the total number of Shares reserved and available for grant and issuance pursuant to this Appendix and the Plan as Incentive Stock Options will not exceed 8,000,000 Shares.

4.	Grant of Options

4.1.            Term of Options. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Ten Percent Holder, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

4.2.            Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option (“Exercise Price”) shall be such price as is determined by the Committee, but shall be subject to the following terms and conditions:

(a)            The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the U.S. Fair Market Value of an Ordinary Share at the time of grant of such Option; provided, however, that if at the time of grant of such Option, the Participant (together with persons whose share ownership is attributed to the Participant pursuant to Section 424(d) of the Code) is a Ten Percent Holder, the Exercise Price shall be not less than one hundred and ten percent (110%) of the U.S. Fair Market Value of an Ordinary Share at the time of grant of such Option.

(b)            In the case of a Non-statutory Stock Option, the per Ordinary Share Exercise Price shall be no less than one hundred percent (100%) of the U.S. Fair Market Value per Ordinary Share on the date of grant, or if granted to a person who at the time of grant is a Ten Percent Holder, the per Ordinary Share Exercise Price shall be no less than 110% of the U.S. Fair Market Value per Share on the date of grant if required by the Applicable Laws.

(c)            Notwithstanding the foregoing, Options may be granted with a per Ordinary Share Exercise Price other than as required above in accordance with and pursuant to a transaction described in Section 424 of the Code.

4.3.            Forms of Consideration. The consideration to be paid for the Ordinary Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee and reflected in the applicable Option Agreement.

4.4.            Legal Compliance. Options and Ordinary Shares shall not be issued pursuant to the making or exercise of an Option unless the exercise of Options and rights and the issuance and delivery of Ordinary Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Option exercise made in violation hereof shall be null and void.

4.5.            Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee, consistent with the terms of the Plan and the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Participant.

4.6.            Incentive Stock Option Limit. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Non-statutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate U.S. Fair Market Value of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or subsidiary) exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Non-statutory Stock Options. For purposes of this Section, Incentive Stock Options shall be taken into account in the order in which they were granted. The U.S. Fair Market Value of the Ordinary Shares shall be determined as of the time the Option with respect to such Ordinary Shares is granted.

4.7.            Leaves of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-statutory Stock Option.

4.8.            Termination. Any Incentive Stock Option that is not exercised within ninety (90) days following termination of the Participant’s employment by the Company or any of its Parents or Subsidiaries, or within twelve (12) months in case of termination of Participant’s employment by the Company or any of its Parents or Subsidiaries due to a disability (within the meaning of section 22(e)(3) of the Code), shall be treated for tax purposes as a Non-statutory Stock Option.

4.9.            Transferability of Incentive Stock Options. Without limiting the provisions of Section 18 of the Plan, in no event may an Incentive Stock Options be sold, pledged, assigned, hypothecated or transferred other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Participant, only by the Participant.

5.	Compliance with Section 409A

Notwithstanding any provision to the contrary contained in the Plan, the following provisions shall apply to any Award that permits the deferral of compensation other than the deferral of recognition of income until the exercise of an Option:

5.1.            Election. Except as otherwise permitted or required by Section 409A or any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, the following rules shall apply to any deferral and/or distribution elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award subject to Section 409A:

(a)            All Elections must be in writing and specify the amount of the distribution in settlement of an Award being deferred, as well as the time and form of distribution as permitted by this Plan.

(b)            All Elections shall be made by the end of the Participant's taxable year prior to the year in which services commence for which an Award may be granted to such Participant; provided, however, that if the Award qualifies as "performance-based compensation" for purposes of Section 409A and is based on services performed over a period of at least twelve (12) months, then the Election may be made no later than six (6) months prior to the end of such period.

(c)            Elections shall continue in effect until a written election to revoke or change such Election is received by the Company, except that a written election to revoke or change such Election must be made prior to the last day for making an Election determined in accordance with paragraph (b) above or as permitted by Section 5.2.

5.2.            Subsequent Elections. Any Award subject to Section 409A which permits a subsequent Election to delay the distribution or change the form of distribution in settlement of such Award shall comply with the following requirements:

(a)            No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b)            Each subsequent Election related to a distribution in settlement of an Award not described in Section 5.1(b), 5.1(c), or 5.3(f) must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c)            No subsequent Election related to a distribution pursuant to Section 5.3(d) shall be made less than twelve (12) months prior to the date of the first scheduled payment under such distribution.

5.3.            Distributions Pursuant to Deferral Elections. No distribution in settlement of an Award subject to Section 409A may commence earlier than:

(a)            Separation from service (as determined by the Secretary of the United States Treasury);

(b)            The date the Participant becomes Disabled (as defined below);

(c)            Death;

(d)            A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 6.1 and/or 6.2, as applicable;

(e)            To the extent provided by the Secretary of the U.S. Treasury, a change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company; or

(f)            The occurrence of an Unforeseeable Emergency (as defined below).

5.4.            Specific Employee. Notwithstanding anything else herein to the contrary, to the extent that a Participant is a "Specified Employee" (as defined in Section 409A(a)(2)(B)(i) of the Code) of the Company, no distribution pursuant to Section 5.3(a) in settlement of an Award subject to Section 409A may be made before the date which is six (6) months after such Participant's date of separation from service, or, if earlier, the date of the Participant's death.

5.5.            Unforeseeable Emergency. The Committee shall have the authority to provide in any Award subject to Section 409A for distribution in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). All distributions with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Administrator's determination that an Unforeseeable Emergency has occurred. The occurrence of an Unforeseeable Emergency shall be judged and determined by the Administrator. The Administrator's decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the distribution in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

5.6.            Disabled. The Administrator shall have the authority to provide in any Award subject to Section 409A for distribution in settlement of such Award in the event that the Participant becomes Disabled. A Participant shall be considered "Disabled" if either:

(a)            the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(b)            the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant's employer.

(c)            All distributions payable by reason of a Participant becoming Disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election, commencing as soon as practicable following the date the Participant becomes Disabled. If the Participant has made no Election with respect to distributions upon becoming Disabled, all such distributions shall be paid in a lump sum as soon as practicable following the date the Participant becomes Disabled.

5.7.            Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant Election as soon as administratively possible following receipt by the Administrator of satisfactory notice and confirmation of the Participant's death. If the Participant has made no Election with respect to distributions upon death, all such distributions shall be paid in a lump sum as soon as practicable following the date of the Participant's death.

5.8.            No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Appendix does not permit the acceleration of the time or schedule of any distribution under this Appendix pursuant to any Award subject to Section 409A, except as provided by Section 409A and/or the Secretary of the U.S. Treasury.

6.	Proxy Requirement

The Company, at its sole discretion, may require that as a condition of grant of an Award or its exercise into Ordinary Shares, that the Participant will be required to grant an irrevocable proxy and power of attorney (“Proxy”) to any appropriate person designated by the Company, to vote all Ordinary Shares obtained by the Participant pursuant to an Award at all general meetings of Company, and to sign all written resolutions, waivers, consents etc. of the shareholders of the Company on behalf of the Participant, including the right to waive on behalf of the Participant all minimum notice requirements for meetings of shareholders of the Company, and to otherwise exercise every right, power and authority with respect to the Ordinary Shares as shall be detailed in the Proxy. Such Proxy shall remain in effect until the consummation of an IPO and shall be irrevocable as the rights of third parties, including investors in the Company, depend upon such Proxy.

7.	Withholding of Taxes

7.1.            Any tax consequences arising from the grant or settlement of any Award, the exercise of any Award, the issuance, sale or transfer and payment for the Ordinary Shares covered thereby, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) relating to an Award or Ordinary Shares issued thereupon shall be borne solely by the Participant. The Company and/or its Affiliates, and/or anyone on their behalf shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (a) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; (b) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Ordinary Shares; (c) withholding otherwise deliverable Ordinary Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (d) selling a sufficient number of such Ordinary Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by Applicable Law. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

7.2.            For withholding tax purposes, the Ordinary Shares issued under an Award shall be valued on the date the withholding obligation is incurred. In the event a Participant makes a timely Code Section 83(b) election in connection with this Plan, the Participant shall immediately notify the Company of such election. In the case of an Incentive Stock Option, a Participant who disposes of Ordinary Shares acquired pursuant to such Incentive Stock Option either (a) within two (2) years after the granting date of the Incentive Stock Option or (b) within one (1) year after the issuance of such Ordinary Shares to the Participant, shall notify the Company of such disposition and the amount realized upon such disposition.

8.	Securities Laws Compliance

8.1.            Securities Act. All Awards hereunder shall be subject to compliance with the Securities Act as applicable. The Company does not obligate itself to register the Ordinary Shares under the Securities Act. The Board in its discretion may cause the Options and/or Awards and Ordinary Shares underlying the Options and/or Awards to be registered under the Securities Act by the filing of a Form S-8 Registration Statement covering the Awards and Ordinary Shares underlying such Awards. The Participant shall take any action reasonably requested by the Company in connection with registration or qualification of the Ordinary Shares under Federal and state securities laws.

8.2.            Exchange Act. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16(b)-3 of the Exchange Act, as the same may be amended from time to time, such that any transaction pursuant to this Plan shall be exempt from Section 16(b) of the Exchange Act.

9.	Shareholders’ Approval

This Appendix, together with the Plan, shall be subject to approval by the shareholders of the Company within twelve (12) months after the date this Appendix is adopted (unless the Plan has already been duly approved by the shareholders of the Company). Such shareholders’ approval shall be obtained in the degree and manner required under Applicable Laws. In the event the Company fails to obtain shareholder approval of this Appendix within twelve (12) months from its adoption date, all Options granted under this Appendix designated as Incentive Stock Options shall become Nonqualified Stock Options.

10.	Miscellaneous.

10.1.            Amendment. This Appendix shall be deemed to be part of the Plan and the Administrator shall have the authority to amend this Appendix in accordance with Section 20 of the Plan.

10.2.            Compliance; Adjustments. To the extent that this Appendix is required to contain any specified provisions under any Applicable Law, such provisions shall be deemed to be stated in this Appendix and to be an integral part hereof. To the extent permissible, this Appendix shall be effective with respect to Awards granted to U.S. Participants prior to or after its adoption by the Company.

10.3.            Governing Law. This Appendix and all instruments issued hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Israel provided that to the extent necessary to give meaning to the statutes, regulations or rules relevant hereto U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules or regulations shall also apply, without giving effect to the principles of conflict of laws.

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